Exhibit 107
CALCULATION OF FILING FEE TABLE

Form S-8
(Form Type)

Amyris, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Title of Each Class of Securities to be Registered	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
	Common stock, $0.0001 par value per share
Equity	-- To be issued under the 2020 Equity Incentive Plan	Rule 457(c) and Rule 457(h)	15,444,995(2)	$1.80(3)	$27,800,991	$0.0000927	$2,577.15
Equity	-- To be issued under the 2010 Employee Stock Purchase Plan	Rule 457(c) and Rule 457(h)	3,088,999(4)	$1.53(5)	$4,726,169	$0.0000927	$438.12
Total Offering Amounts			18,533,994				$3,015.27
Total Fee Offsets							$—
Net Fee Due							$3,015.27

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (this “Registration Statement”) shall also cover any additional shares of the registrant’s common stock that become issuable under the registrant’s 2020 Equity Incentive Plan (as amended, the “2020 Plan”) or the Amended and Restated 2010 Employee Stock Purchase Plan (the “2010 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the registrant’s outstanding shares of common stock.

(2)
Represents an automatic increase in the number of shares available for grant and issuance under the 2020 Plan corresponding to approximately 5% of 308,899,906 shares, the total number of issued and outstanding shares of the registrant’s common stock as of December 31, 2021 (as reflected in the records of the registrant’s stock transfer agent), which automatic increase was effective as of January 1, 2022.

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act and based upon the average of the high and low prices of the registrant’s common stock as reported on The Nasdaq Global Select Market on August 5, 2022.
(4)
Represents an automatic increase in the number of shares reserved for issuance under the 2010 ESPP equal to approximately 1% of 308,899,906 shares, the total number of issued and outstanding shares as reflected in the records of the registrant’s stock transfer agent), which automatic increase was effective as of January 1, 2022.

(5)
Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act and based upon the average of the high and low prices of the registrant’s common stock as reported on The Nasdaq Global Select Market on August 5, 2022, multiplied by 85%, which is the percentage of the trading price per share applicable to purchases under the 2010 ESPP.